Exhibit 99.1

Sangamo Therapeutics, Inc. Point Richmond Tech Center 501 Canal Boulevard Richmond, CA 94804 510-970-6000 | sangamo.com

SANGAMO THERAPEUTICS REPORTS FOURTH QUARTER AND FULL YEAR 2017 FINANCIAL RESULTS

Company Also Separately Announced Collaboration with Kite, a Gilead Company, to Develop Next-Generation Engineered Cell Therapies for the Treatment of Cancer

Conference Call and Webcast at 8:00 a.m. Eastern Time Today

Richmond, California, February 22, 2018 – Sangamo Therapeutics, Inc. (NASDAQ: SGMO) today reported its fourth quarter and full year 2017 financial results and recent accomplishments.

“With two collaboration announcements since the beginning of the year, 2018 is off to a brisk start,” said Sandy Macrae, CEO of Sangamo. “This year we continue the important work of laying the foundation for Sangamo as a sustainable, fully integrated company that develops, manufacturers and commercializes novel genomic therapies on our own and, where appropriate, in collaboration with industry partners. We now have five active clinical programs, with additional preclinical assets advancing toward IND. Perhaps most importantly, we expect to begin reporting data by mid-year from our most advanced clinical trials, SB-525 for hemophilia A and SB-913 for MPS II.”

Recent Highlights

Corporate

•	Established global collaboration and license agreement with Kite, a Gilead company, to develop next-generation cell therapies for the treatment of cancer

•	Formed a second collaboration and license agreement with Pfizer to apply Sangamo’s zinc finger protein transcription factor (ZFP-TF) gene regulation platform to the development of potential gene therapies for C9ORF72-linked amyotrophic lateral sclerosis (ALS) and frontotemporal lobar degeneration (FTLD)

•	Strengthened and expanded the breadth of talent and experience of the Company’s leadership team with recent key appointments

•	Appointment of Heather D. Turner, J.D., as senior vice president and general counsel

•	Appointment of Andy Ramelmeier, Ph.D., as senior vice president, head of technical operations and manufacturing

•	Appointment of Dr. Duncan McKay as general manager and vice president of Europe

Clinical

•	Presented initial safety data from the first patient treated in the SB-913 Phase 1/2 CHAMPIONS Study for MPS II at the 2018 WORLDSymposium congress

•	Six week follow-up safety data demonstrated that an infusion of SB-913 at a dose of 5.00E+12 vg/kg was well tolerated

•	To-date, two patients have been treated in the CHAMPIONS Study

•	Treated a third patient in the SB-525 Phase 1/2 Alta Study for hemophilia A

•	In collaboration with Case Western Reserve University, announced the award of an $11 million grant from the National Institutes of Health for planned clinical study of gene-edited T cells designed to eradicate persistent HIV infection in patients receiving anti-retroviral therapy (ART)

Priorities and Expectations for 2018

•	Clinical – Demonstrate clinical progress on core assets with initial clinical data readouts by mid-year 2018

•	Pipeline – Initiate Phase 1/2 clinical trial for ST-400 beta-thalassemia program in early 2018; support Bioverativ in filing IND application for sickle cell disease; file IND application for ST-920 Fabry disease program

•	Technology – Continue to set gene editing standards for precision, efficiency and specificity and operationalize platform improvements

•	Partnerships – Collaborate with the right partners to develop best-in-class medicines for patients

•	Corporate – Establish new headquarters and construct state-of-the-art cGMP manufacturing facility in Brisbane, CA

Fourth Quarter 2017 Financial Results

For the fourth quarter ended December 31, 2017, Sangamo reported a consolidated net loss of $13.1 million, or $0.15 per share, compared to a net loss of $9.6 million, or $0.14 per share, for the same period in 2016. As of December 31, 2017, the Company had cash, cash equivalents, marketable securities and interest receivable of $244.6 million.

Revenues for the fourth quarter of 2017 were $13.1 million, compared to $8.9 million for the same period in 2016. The increase in revenues was primarily related to our hemophilia A collaboration and license agreement with Pfizer. Fourth quarter 2017 revenues were primarily generated from Sangamo’s collaboration agreements with Pfizer, Bioverativ and Dow AgroSciences.

Total operating expenses for the fourth quarter of 2017 were $26.8 million, compared to $18.8 million for the same period in 2016. Research and development expenses were $19.4 million for the fourth quarter of 2017, compared to $13.9 million for the same period in 2016. The increase was primarily due to clinical and manufacturing expenses in support of current clinical studies and investment in dedicated manufacturing capacity. General and administrative expenses were $7.5 million for the fourth quarter of 2017, compared to $4.9 million for the fourth quarter of 2016. The increase was primarily due to salaries and related costs and other professional fees in support of overall company growth.

Full Year 2017 Results

For the year ended December 31, 2017, the consolidated net loss was $54.6 million, or $0.70 per share, compared to a consolidated net loss of $71.7 million, or $1.02 per share, for the year ended December 31, 2016. Revenues were $36.6 million for the year ended December 31, 2017, compared to $19.4 million for the same period in 2016. The increase in revenues was primarily related to our hemophilia A collaboration and license agreement with Pfizer. Total operating expenses were $92.9 million for the year ended December 31, 2017, compared to $91.9 million for the same period in 2016.

Conference Call

Sangamo will host a conference call today, February 22, 2018, at 8:00 a.m. ET, which will be open to the public. The call will also be webcast live and can be accessed via a link on the Sangamo Therapeutics website in the Investors and Media section under Events and Presentations.

The conference call dial-in numbers are (877) 377-7553 for domestic callers and (678) 894-3968 for international callers. The conference ID number for the call is 4392918. For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 11:00 a.m. ET on February 22, 2018 to 11:00 a.m. ET on March 1, 2018. The conference call replay numbers for domestic and international callers are (855) 859-2056 and (404) 537-3406, respectively. The conference ID number for the replay is 4392918.

About Sangamo

Sangamo Therapeutics, Inc. is focused on translating ground-breaking science into genomic therapies that transform patients’ lives using the company’s industry leading platform technologies in genome editing, gene therapy, gene regulation and cell therapy. For more information about Sangamo, visit www.sangamo.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding Sangamo’s current expectations. These forward looking statements include, without limitation, references to the advancement of our preclinical projects toward IND, expected timing of presentation of preliminary clinical trial data by mid-year for our most advanced clinical trials, SB-525 for hemophilia A and SB913 for MPS II, Initiation of a Phase 1/2 clinical trial for ST-400 beta thalassemia program in early 2018; filing an IND application for sickle cell disease; filing an IND application for ST-920 for the Fabry disease program; advancements and improvements to our technology platforms; additional collaborations; the establishment of our new headquarters and the construction of a state-of-the-art cGMP manufacturing facility; and anticipated cash and investment balance, operating expenses, revenue and potential milestone and royalty payments under Sangamo’s collaboration agreements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the dependence on the success of clinical trials of lead programs, the lengthy and uncertain regulatory approval process, uncertainties related to the initiation and completion of clinical trials, whether clinical trial results will validate and support the safety and efficacy of Sangamo’s therapeutics, the reliance on partners and other third-parties to meet their obligations, and the ability to establish strategic partnerships. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo and its partners will be able to develop commercially viable gene-based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in Sangamo’s operations and business environments. These risks and uncertainties are described more fully in Sangamo’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Sangamo undertakes no duty to update such information except as required under applicable law.

Contact

Sangamo Therapeutics, Inc.

McDavid Stilwell

(510) 970-6000, x219

mstilwell@sangamo.com

Varant Shirvanian

(510) 970-6000, x205

vshirvanian@sangamo.com

-more-

SELECTED CONSOLIDATED FINANCIAL DATA

(unaudited; in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Statement of Operations Data:
Revenues:
Collaboration agreements	$12,918	$8,850	$35,960	$18,881
Research grants	159	72	607	508

Total revenues	13,077	8,922	36,567	19,389
Operating expenses:
Research and development	19,377	13,890	65,728	65,618
General and administrative	7,466	4,862	27,200	26,330

Total operating expenses	26,843	18,752	92,928	91,948

Loss from operations	(13,766)	(9,830)	(56,361)	(72,559)
Interest and other income, net	675	219	1,793	887

Loss before taxes	(13,091)	(9,611)	(54,568)	(71,672)
Benefit (provision) from income taxes	—	(13)	—	14

Net loss	$(13,091)	$(9,624)	$(54,568)	$(71,658)

Basic and diluted net loss per common share	$(0.15)	$(0.14)	$(0.70)	$(1.02)

Shares used in computing basic and diluted net loss per common share	84,820	70,730	78,084	70,553

SELECTED BALANCE SHEET DATA

	December 31, 2017	December 31, 2016
Cash, cash equivalents, marketable securities and interest receivable	$244,560	$142,759
Total assets	286,741	157,891
Total stockholders’ equity	187,900	136,195